EXHIBIT 99.1

Contact: Sean McHugh Vice President Investor Relations and Communications (970) 506-7490
SWIFT & COMPANY NAMES RAYMOND P. SILCOCK
CHIEF FINANCIAL OFFICER
GREELEY, COLO., October 26, 2006 – Swift & Company, the world’s second-largest processor of fresh beef and pork products, today announced that it has named Raymond P. Silcock as executive vice president and chief financial officer.
Silcock, who will join the Company on November 6, 2006, served as executive vice president and chief financial officer of Toronto-based private label soft drink manufacturer Cott Corporation from 1998 to 2005 and prior to that was chief financial officer of Delimex, a San Diego-based frozen food maker, from 1997 to 1998. Previously at Campbell Soup Company from 1979 to 1997, he held various management positions, including most recently vice president–finance, Bakery and Confectionary Division. Silcock holds an MBA from the Wharton School of the University of Pennsylvania and is a Fellow of the Chartered Institute of Management Accountants (U.K.).
Swift & Company President and CEO Sam Rovit said, “Ray’s addition enhances the capabilities of our already strong management team. He is a seasoned and well-rounded finance professional with extensive experience in the global food and beverage industry. His successful track record of significantly improving sales and earnings through effective strategic planning and operational execution will benefit Swift in our drive to become the best provider of red meat in the world. We are very pleased to have Ray join the Swift team.”
Bill Trupkiewicz, acting CFO since February 2006, will continue with Swift & Company as senior vice president, corporate controller and chief accounting officer.
Rovit added, “We are grateful for Bill Trupkiewicz’s outstanding performance as acting chief financial officer over the past eight months. His efforts, and those of the entire finance team, supported the execution of our operational excellence initiatives during the recent beef peak demand season.”
About Swift & Company
With more than $9 billion in annual sales, Swift & Company is the world’s second-largest processor of fresh beef and pork. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets, and delivers fresh, further processed and value-added beef and pork products to customers in the United States and international markets. For more information, please visit www.swiftbrands.com.
# # # #